SECOND AMENDED AND RESTATED
INVESTMENT COMPANY SERVICES AGREEMENT

This Second Amended and Restated Investment Company Services Agreement (the “Agreement”) is this 2nd day of April 2008, with effect retroactively from April 1, 2007 by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and Matthews International Funds, d/b/a Matthews Asian Funds, a Delaware statutory trust (the “Trust”).

RECITALS

A.	The Trust is registered as an open-end management investment company under the 1940 Act.

B.
The Trust and PFPC were parties to an Investment Company Services Agreement dated October 1, 1997 (the “1997 Agreement”) as amended by the certain Amended and Restated Investment Company Services Agreement, as amended (the “Superseded Agreement”), which is terminated as of the date of this Agreement.

C.
The Trust wishes to continue to retain PFPC to provide fund accounting and administration, pricing agent, regulatory administration and transfer agent services to its investment portfolios listed on Schedule A attached hereto and made a part hereof (each a “Fund” and collectively, the “Funds”), as such Schedule A may be amended from time to time, and PFPC wishes to continue to furnish such services, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein have the respective meanings as set forth on Schedule B hereto.

2.	Appointment.

2.1.
Services. The Trust reappoints PFPC as of the Effective Date as its administrator, fund accountant, pricing agent and transfer agent with respect to each of the Funds, in accordance with the terms set forth in this Agreement. PFPC acknowledges such appointment and agrees to continue to furnish such services described herein and on Schedules C and D hereto (the “Services”).

2.2.	Valuation Services.

(i)
Pricing Vendors. The Trust has entered into an agreement with a primary pricing vendor and may enter into agreements with one or more Secondary Pricing Vendors for the provision of standard pricing information, and a Fair Value Pricing Vendor for certain Fair Value Prices to PFPC, each in accordance with the Trust’s Pricing Policies. Prior to entering into an agreement with any other person to act as Pricing Vendor (whether Primary, Secondary, or Fair Value), the Trust will notify PFPC, and the parties will work together to determine, as between the Trust and PFPC, the terms and fees under which such Pricing Vendor would be acceptable to both parties. The parties further agree that the Trust shall at no time be required to obtain PFPC’s consent to the selection of a different Pricing Vendor; provided that at no time will be PFPC required perform valuation services using such Pricing Vendor if the Trust selects a Pricing Vendor for which PFPC does not then-currently have in effect all necessary (i) contractual arrangements and (ii) interconnectivity.

(ii)
Fair Value Pricing. The Trust understands and agrees that PFPC will not be able to employ its standard review process to Fair Value Prices and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any Fair Value Prices except as set forth in Schedule D. Except as set forth in Schedule D, PFPC shall have no responsibility for verifying the accuracy and reasonableness of Fair Value Prices or the appropriateness of the Funds’ use of Fair Value Prices, regardless of any efforts of PFPC in this respect. The Trust acknowledges that any determination to use any Fair Value Price is the responsibility of the Trust and not PFPC.

(iii)
Standard Pricing. Excluding securities for which Fair Value Prices are obtained, PFPC represents and warrants that it has adopted and implemented policies and procedures to review prices received from the Primary Pricing Vendor and, if applicable, a Secondary Pricing Vendor for accuracy and reasonableness, including policies and procedures that are reasonably designed to ensure that (i) prices provided are for the proper security (as identified by CUSIP, ISIN or another similar code broadly used in the financial markets); (ii) prices provided by any Pricing Vendor are from the correct pricing source; (iii) the Trust is notified when a Pricing Vendor has not provided a price for any security; (iv) the Trust is notified when any security provided by a Pricing Vendor has not changed for 3 or more business days; and (v) that the Trust is notified when any security held by a Fund has or is expected to the subject of a dividend, stock split or other corporate action.

3.
Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust, the Funds or other entity.

4.	Instructions.

4.1.	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

4.2.
PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person identified on the then-current Schedule G) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

4.3.
The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) promptly following such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s reliance upon such Oral Instructions prior to its receipt of Written Instructions or subsequent Oral Instructions and a reasonable opportunity to act thereon.

5.	Right to Receive Advice.

5.1.	Advice of the Trust. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

5.2.
Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, Matthews or PFPC, at the option of PFPC). PFPC shall solely be responsible for the associated counsel fees unless PFPC consults with the Trust prior to requesting advice of counsel concerning a material question of law, in which case, the parties shall use good faith efforts to properly allocate the expense of any such counsel fees between the parties; provided however, it is the parties mutual understanding that PFPC shall not be responsible for legal fees or costs occasioned by PFPC’s provision of regulatory administration services in the normal course of business.

5.3.
Conflicting Advice. In the event of a conflict between (i) directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust; and (ii) the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel in not acting upon such directions, advice, Oral Instructions or Written Instructions; provided, however, that PFPC shall promptly notify the Trust in writing of such conflict and PFPC’s determination not act upon the direction, advice, Oral Instruction or Written Instruction of the Trust.

5.4.
Protection of PFPC. Subject to Section 12 of this Agreement, PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.

6.1.
The books and records pertaining to the Trust and the Funds that are in the possession or under the control of PFPC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust’s expense.

6.2.
PFPC shall keep the current the accounts, books, and other documents relating to the business of the Trust which constitute certain of the records forming the basis for financial statements required to be filed pursuant to section 31 of the 1940 Act and any rules adopted thereunder, including the following records, which shall be prepared and maintained at the times and in a manner consistent with the requirements of Rule 31a-1 of the 1940 Act, as such Rule is amended from time to time:

(i)
Purchases and Sales of Portfolio Securities. Journals (or other records of original entry) containing an itemized daily record in detail of all purchases and sales of securities (including sales and redemptions of its own securities), all receipts and deliveries of securities (including certificate numbers if such detail is not recorded by custodian or transfer agent), all receipts and disbursements of cash and all other debits and credits;

(ii)	General Ledger. General and auxiliary ledgers (or other records) reflecting all assets, liability, reserve, capital, income and expense accounts, including:

a.	Separate ledger accounts (or other records) reflecting the following:

i.	Dividends and interest received; and

ii.	Dividends receivable and interest accrued.

b.
Separate ledger accounts (or other records) for each portfolio security, showing (as of trade dates) (a) the quantity and unit and aggregate price for each purchase, sale, receipt, and delivery of securities and commodities for such accounts, and (b) all other debits and credits for such accounts. A memorandum record shall be available setting forth, with respect to each portfolio security account, the amount and declaration ex-dividend, and payment dates of each dividend declared thereon;

c.
Separate ledger accounts (or other records) for each broker-dealer bank or other person with or through which transactions in portfolio securities are effected, showing each purchase or sale of securities with or through such persons, including details as to the date of the purchase or sale, the quantity and unit and aggregate price of such securities, and the commissions or other compensation paid to such persons; and

d.
Separate ledger accounts (or other records) showing for each shareholder of record of the investment company the number of shares of capital stock of the company held. In respect of share accumulation accounts (arising from periodic investment plans, dividend reinvestment plans, deposit of issued shares by the owner thereof, etc.), details shall be available as to the dates and number of shares of each accumulation, and except with respect to already issued shares deposited by the owner thereof, prices of each such accumulation.

(iii)
Portfolio Positions. A securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the investment company for its own account and showing the location of all securities long and the off-setting position to all securities short. The record called for by this paragraph shall not be required in circumstances under which all portfolio securities are maintained by a bank or banks or a member or members of a national securities exchange as custodian under a custody agreement or as agent for such custodian.

(iv)
Corporate Records. Corporate charters, certificates of incorporation or trust agreements, and by-laws, and minute books of stockholders' and directors' or trustees' meetings; and minute books of directors' or trustees' committee and advisory board or advisory committee meeting.

(v)	Trial Balances. A record of the proof of money balances in all ledger accounts (except shareholder accounts), in the form of trial balances.

7.
Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) any information concerning the investment research, transactions or holdings of the Trust, its Directors, officers, employees or clients; (e) any information, material or data concerning the Trust provided by third party vendors of the Trust; (f) any analyses, compilations, studies, summaries, extracts or other documentation prepared by a party in any manner or in any medium to the extent they include Confidential Information of the other party, (g) any information relating directly to any shareholder of the Trust, including any such person’s name, address tax payer identification number, social security number, brokerage account number, bank account number, custody account number or other personally identifying information; and (i) anything reasonably designated as confidential by either party.

Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) has been or is independently developed or obtained by the receiving party; (h) is necessary or appropriate for PFPC or its affiliates to release such information in connection with the provision of services under this Agreement or another agreement between an affiliate of PFPC and Matthews or the Trust; or (i) is released in connection with an independent third party compliance or other review.

8.
Liaison with Accountants. PFPC shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9.
PFPC System. PFPC shall retain title to and ownership of any and all data bases (but not any information of the Trust contained therein), computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust.

10.
Disaster Recovery. PFPC represents, warrants and covenants that, as of the date it has executed this Agreement, it has designed and implemented, and shall maintain a business continuity plan that is reasonably designed to respond to and reasonably recover from a business interruption of any cause (including any inability to access its offices and equipment and power interruptions) or duration that may impede or interfere with its ability to perform its duties under this Agreement.

10.1.	PFPC’s disaster recovery planning a capability shall comply with all laws and regulations applicable to PFPC.

10.2.	As part of its disaster recovery plans, PFPC shall:

(i)	Conduct periodic tests of critical systems to determine such system's ability to process transactions in an accurate, timely, and efficient manner;

(ii)	Review the vulnerability of its systems and data center computer operations to internal and external threats, physical hazards, and natural disasters;

(iii)	Establish adequate contingency plans for the use of, or support by, alternative sites and power sources;

(iv)	On a periodic basis, test the efficacy of its disaster recovery plans; and

(v)	On an annual basis, perform an independent review, in accordance with established audit procedures and standards, of its disaster recovery plans.

10.3.
PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making provision for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.
Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Trust consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC : (a) has established and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) has provided for independent testing, by an employee who is not responsible for the operation of PFPC's anti-money laundering (“AML”) program or by an outside party, for compliance with PFPC's established AML policies and procedures; (c) has designated a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) shall provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

11.1.
To help the Trust comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Trust is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following:

(i)
Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Trust to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Trust for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)
Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)
Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Trust about measures taken under (i)-(vii) above.

Notwithstanding anything to the contrary, and without expanding the scope of the express language in this subsection 11.1, PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312) or regulations promulgated thereunder. This Section 11 specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

12.	Customer Identification Program (“CIP”) Services.
12.1.	To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)
Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Trust about measures taken under (i)-(iii) above.

(v)
If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Trust’s CIP.

12.2.
Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 12, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant customer identification program regulations.

12.3.
PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

12.4.	Notwithstanding anything to the contrary, PFPC need not perform any of the steps described in this Section 12 with respect to persons purchasing Shares via exchange privileges.

13.
Privacy of Client Information. PFPC represents that it has adopted and implemented procedures to safeguard Client Information and records that are reasonably designed to: (i) insure the security and confidentiality of records containing Client Information; (ii) protect against any anticipated threats or hazards to the security or integrity of records containing Client Information; (iii) protect against unauthorized access to or use of client records or information that could result in substantial harm or inconvenience to any client; (iv) protect against unauthorized disclosure or non-public personal information to unaffiliated third parties; and (v) otherwise ensure its compliance Regulation S-P of the Securities and Exchange Commission.

14.
Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC (the “Fee Letter”). For the avoidance of doubt, notwithstanding Sections 15 and 16 of this Agreement, but subject to the Section 17, the Trust shall remain responsible for paying to PFPC the fees set forth in the then-current Fee Letter. Further, the terms of the Fee Letter dated as of the date of this Agreement shall be effective retroactively as of the Effective Date.

15.
Indemnification. The Trust, on behalf of each Fund, shall indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising from, or directly or indirectly in connection with, any action or omission to act which PFPC takes in connection with its performance of this Agreement, including its reliance on Oral Instructions or Written Instructions. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC’s activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Fund’s assets and not against the assets of any other investment portfolio of the Trust.

PFPC The Trust, on behalf of each Fund, shall indemnify, defend and hold harmless The Trust (including each of the Funds), Matthews and each of their affiliates, including their respective officers, directors, agents and employees, from and against all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (i) arising directly from any action or omission to act, which, subject to Sections 4 and 5 of this Agreement, PFPC improperly takes that is inconsistent with any Oral Instructions or Written Instructions; or (ii) is caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC’s activities under this Agreement.

The provisions of this Section 15 shall survive termination of this Agreement.

16.	Responsibility of PFPC.

16.1.
PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

16.2.
Notwithstanding anything in this Agreement to the contrary, (i) neither party shall be liable to the other party for any losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

16.3.
Notwithstanding anything in this Agreement to the contrary, (i) neither party, including such party’s affiliates, shall be liable to the other party for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by that party or its affiliates and (ii) PFPC’s cumulative liability to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $4,000,000 or the fees received by PFPC for services provided hereunder during the 24 months immediately prior to the date of such loss or damage.

16.4.
No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

16.5.	Each party shall have a duty to mitigate damages for which the other party may become responsible.

16.6.	The provisions of this Section 16 shall survive termination of this Agreement.

17.	Duration and Termination.

17.1.	This Agreement shall be effective as of the Effective Date and unless terminated pursuant to its terms shall continue until April 1, 2010 (the “Initial Term”).

17.2.
Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each (each such period a “Renewal Term”), unless the Trust or PFPC provides written notice to the other party of its intent not to renew the Agreement. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

17.3.
In the event of any termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PFPC, will be borne by the Trust.

17.4.
In the event a party fails to perform a material obligation hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

17.5.
Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Trust gives notice to PFPC terminating it as the provider of any of the services hereunder or if the Trust otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”). In connection with an Early Termination:

i.
PFPC shall, if requested by the Trust, make a good faith effort to facilitate a conversion to the Trust’s successor service provider; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Trust;

ii.
The Trust shall pay to PFPC a fee (the “Early Termination Fee”). The Early Termination Fee shall be an amount equal to the lesser of (1) the fee that the Trust would have paid PFPC from the date of such Early Termination until the termination of the Initial Term or then-current Renewal Term; or (2) the fee that the Trust would have paid PFPC under the Agreement for the next succeeding twelve (12) months. For purposes of this provision, the Early Termination Fee shall be calculated using the average of the monthly fees (excluding any out of pocket expenses and other similar amounts) due to PFPC under this Agreement during the three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given); and

iii.
The Trust expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

iv.
For purposes of Section 17.5, “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Trust or any affiliate of the Trust.

v.
If the Trust gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”

17.6.
If any of the Trust’s assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement other than pursuant to Section 17.5 of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Trust or an affiliate of the Trust): (i) the Trust will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PFPC’s option, either (a) the Trust will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

17.7.
In addition, a party may terminate the Fair Value Services on sixty (60) days’ written notice to the other party. Termination of the Fair Value Services shall not terminate the Agreement, and the subsequent provision of Fair Value Services by the Trust, an affiliate of the Trust, or another service provider shall not be deemed to constitute Removed Assets.

18.	Notices. Notices shall be addressed:

If to PFPC:	PFPC, Inc.
301 Bellevue Parkway
Wilmington, Delaware 19809
Attention: President

If to the Trust:	Matthews International Funds
c/o Matthews International Capital Management, LLC
Four Embarcadero Center, Suite 550
San Francisco, California 94111
Attention: General Counsel

or to such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been deposited in the United States mails. If notice is sent by messenger, it shall be deemed to have been given at the time that it is delivered.

18.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.
Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Trust 30 days’ prior written notice of such assignment, and (ii) PFPC and such assignee promptly provides such information as the Trust may reasonably request and respond to such questions as the Trust may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee). In addition, PFPC may delegate certain of its duties under this Agreement to its affiliates as PFPC deems it necessary to provide the services set forth in this Agreement.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.	Miscellaneous.

22.1.
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt or modify any policies if such modifications or policies would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

22.2.
Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

22.3.
This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase.

22.4.	The Trust will provide such information and documentation as PFPC may reasonably request in connection with the services provided by PFPC to the Trust.

22.5.	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

22.6.
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

22.7.	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

22.8.
To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.		MATTHEWS INTERNATIONAL FUNDS

By:	/s/ Jay F. Nusblatt	By:	/s/ William J. Guilfoyle
Name:	Jay F. Nusblatt	Name:	William J. Guilfoyle
Title:	Sr. Vice President	Title:	President

SCHEDULE A

IDENTIFICATION OF FUNDS

Below are Funds to which services under this Agreement are to be performed:

Matthews International Funds

Matthews Asia Pacific Fund
Matthews Asia Pacific Equity Income Fund
Matthews Pacific Tiger Fund
Matthews Asian Growth and Income Fund
Matthews Asian Technology Fund
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund

No-load, no 12b-1, no CDSC, redemption fee of 2% on all redemptions made within 90 days of purchase).

This Schedule A may be amended from time to time by agreement of the parties.

A-1

SCHEDULE B

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” means any officer of the Trust and any other person listed on Schedule G to the Agreement, as amended by the Trust from time to time, or any other person that the Trust designates in writing to PFPC to be authorized by the Trust to give Oral Instructions or Written Instructions on behalf of the Trust to PFPC. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

“CEA” means the Commodities Exchange Act, as amended.

“Change of Control” means, with respect to PFPC or the Trust, any merger, adoption, acquisition, re-structuring or re-organization (excluding any transaction between or among wholly owned direct or indirect subsidiaries of a common parent) and any change in ownership or control (not including transactions between wholly owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of PFPC or the Trust. In addition, with respect to the Trust, a “Change of Control” also means any merger, adoption, acquisition, re-structuring or re-organization (excluding any transaction between or among wholly owned direct or indirect subsidiaries of a common parent) and any change in ownership or control (not including transactions between wholly owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of Matthews and any event that results in Matthews ceasing to act as the investment manager of the Trust.

“Custodian” means the custodian primarily responsible for maintaining a Fund’s assets.

“Effective Date” means April 1, 2007.

”Fair Value Price” means the fair value of a security or other asset held by a Fund determined under the Trust’s Pricing Policies when the market price of that asset is deemed to be not readily available. Pursuant to the Pricing Policies, a Fair Value Price may be supplied by the Fair Value Pricing Vendor, calculated by PFPC using a factor and applying a methodology supplied by the Fair Value Pricing Vendor, or may be determined in good faith by or under the directions of the Board of Directors of the Trust.

B-1

“Fair Value Pricing Vendor” means Interactive Data Corporation (“IDC”), International Technology Group, Inc. (“ITG”) or such other pricing vendor mutually agreed by the parties.

“Matthews” means Matthews International Capital Management, LLC, the investment adviser or each of the Funds.

“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

”Pricing Policies” mean the Pricing and Valuation Policy of the Trust as they may be amended or modified from time to time.

“Pricing Vendor” means the Primary Pricing Vendor or the Secondary Pricing Vendor, as appropriate.

“Primary Pricing Vendor” means IDC. or such other pricing vendor mutually agreed by the parties.

“Secondary Pricing Vendor” means Reuters, Bloomberg, ITG or such other pricing vendor mutually agreed by the parties.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act, the CEA, the Sarbanes-Oxley Act of 2002 (as amended), the Investment Advisers Act of 1940 (as amended), Title V of the Gramm-Leach-Bliley Act (as amended), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (as amended), as it applies to investment companies, and any rules adopted thereunder by the SEC or the Department of the Treasury

“Shares” means the shares of beneficial interest of any series or class of the Trust.

“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received and opened by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

B-2

SCHEDULE C

THIS SCHEDULE C, dated April 2, 2008 with effect retroactively from April 1, 2007, is Schedule C to that certain Second Amended and Restated Investment Company Services Agreement dated April 2, 2008 with effect retroactively from April 1, 2007 between PFPC Inc. and Matthews International Funds d/b/a Matthews Asian Funds.

1.	Description of Accounting Services on a Continuous Basis

Each business day (except as otherwise set forth below), PFPC will perform the following accounting services with respect to each Fund, all in accordance with U.S. Generally Accepted Accounting Principles and applicable rules and regulations of the Securities and Exchange Commission:

1.1	Journalize investment, capital share and income and expense activities;

1.2
Confirm with Matthews (i) the aggregate number of purchase and sale transactions for each Fund for the prior business day; (ii) the total number and value of purchase transactions for each Fund for the prior business day; and (iii) the total number and value of sale transactions for each Fund for the prior business day. Review the transaction dates, share of sales, amounts and prices, commissions and taxes for reasonableness;

1.3	Maintain individual ledgers for assets, including currency and any off-balance sheet positions;

1.4	Maintain historical tax lots for each asset. Unless otherwise instructed in writing, sales of securities will be accounted for on a First In First Out (“FIFO”) basis;

1.5	Post all transactions and expenses to, and prepare trial balances as appropriate;

1.6
Calculate the expenses (including out-of-pocket expenses) of each Fund (e.g., advisory and custody fees). Where an expense was incurred for a specific Fund, it shall be allocated to such Fund. Where an expense was incurred for more than one Fund it shall be allocated among such Funds in proportion to their net assets or, in a fair and equitable manner as instructed in writing by the Trust;

1.7	Monitor the expense accruals for each Fund. Notify Trust management monthly of any proposed adjustments, or more frequently if a proposed adjustment is materially significant;

1.8
After receiving Written Instructions, coordinate with the Custodian for the applicable Fund to make disbursements and keep appropriate records of such Written Instruction and disbursements for the time period required by applicable law;

1.9	Calculate book basis capital gains and losses for each Fund;

1.10
Transmit to or make available a copy of the daily portfolio valuation and trial balance or any other report that is not available on PFPC’s data repository and analytics suite, as reasonably requested and mutually agreed to for each Fund to Matthews;

1.11	Calculate net asset value of each Fund;

1.12
Calculate summary financial information for each Fund, including yield (in the manner required by the SEC and in any manner reasonably requested by the Trust on a monthly basis) total return, total return gross of expenses (monthly), and after tax performance (on a pre- and post-liquidation basis);

1.13
Calculate and provide to the Trust on a daily basis for each of the Funds, the hypothetical return of an investment of $10,000 in the manner required by item 3 of Form N-1A except that the actual return and expenses of each Fund shall be used in such calculation;

1.15	Monitor and calculate tax liabilities that pertain to realized gains upon disposition of securities in foreign markets upon procedures agreed to with Matthews; and

1.16
Deliver to the Trust electronically (in a form mutually agreed upon) a file containing (i) cash availability (including, among other things, dividends paying, short-term interest expenses, overdraft charges, other expenses paid, redemption fees); (ii) custody transactions; and (iii) shares outstanding not later than 7:15 am PT.

2.	Description of Financial Administration Services on a Continuous Basis

PFPC will perform the following financial administration services with respect to each Fund:

2.1
Supply on a timely basis, normal and customary Fund information and statistical data (e.g. corporate, governance, and other survey information, return and expense information, and portfolio holdings to mutually agreed marketplace and service companies (e.g., Morningstar and Lipper), and supply daily NAV transmission to NASDAQ (and other reporting services) as requested by the Trust on an ongoing basis. Notwithstanding any other provision of this Schedule C or the Agreement, PFPC shall not be responsible for any failure to timely supply such information to the extent that such failure was caused by NASDAQ, a pricing vendor, the Trust or an agent of the Trust (which for the avoidance of doubt shall include Matthews) other than PFPC;

2.2
Prepare and file (or coordinate the filing) with the SEC on a timely basis and in accordance with the rules and regulations of the SEC each Fund’s quarterly, semi-annual and annual shareholder reports, and forms N-SAR, and 24f-2. Notwithstanding any other provision of this Schedule C or the Agreement, PFPC shall not be responsible for any failure to make a timely filing of any quarterly, semi-annual and annual shareholder reports, or forms N-SAR, and 24f-2 on behalf of the Trust where such failure was caused by the Trust or an agent of the Trust other than PFPC;

2.3	Assist in gathering information for the Trust’s selection of its contractual service providers (other than for successors to PFPC);

2.4	Provide employees or officers to serve as Assistant Treasurer and Assistant Secretary of the Trust;

2.5	Prepare expense budgets in accordance with mutually agreed specifications and monitor accruals for consistency with each Fund’s assets, and other metrics as mutually agreed;

2.6
Prepare and supply to the Trust on a timely basis for execution and filing Federal and state tax returns for each Fund and in connection therewith, maintain a log of any uncertain tax positions taken by each Fund as identified to PFPC by the Trust or Matthews and monitor the impact of such positions on each Fund’s net asset value. Notwithstanding any other provision of this Schedule C or the Agreement, PFPC shall not be responsible for any failure to make a timely filing of any Federal and state tax returns on behalf of the Trust to the extent that such failure was caused by the Trust or an agent of the Trust other than PFPC;

2.7
Complete and file the Trust’s excise returns (Form 8613) and corporate tax return (1120-RIC) after review and approval by the Trust’s independent auditors. Sign Form 8613 and 1120-RIC as paid preparer;

2.8	Respond to requests of state and local tax authorities, as appropriate;

2.9
On a monthly basis as of the last business day of each month, report to the Trust for each of the Funds: the current net investment income for each Fund, specifically identifying qualified dividend income as such term is currently used in the Internal Revenue Code of 1986, as amended and the Rules and Regulations of the Internal Revenue Service applicable to Regulated Investment Companies (the “IRC”), other dividend income, and an estimate of future dividend income (identifying qualified dividend income) based on each Fund’s portfolio as of the date of the report;

2.10
On a monthly basis as of the last business day of each month, report to the Trust for each of the Funds, each asset identified in writing by the Trust as a passive foreign investment company (a “PFIC”), (i) the market value of each PFIC, (ii) the original cost of the PFIC, (iii) the realized capital gain (loss) attributable to such PFIC, (iv) an estimate of any mark-to-market on a PFIC, and (v) any necessary tax character reclassifications due to PFICs sold, and the impact thereof on distributions of each Fund under the IRC;

2.11
Prepare and provide to the Trust semi-monthly distribution reports between and including August through November of each year showing estimates of distribution requirements and all information required to calculate distributions in connection with IRC §855 and IRC §4982. Mid-month distribution estimates will incorporate the then latest PFIC analysis completed as described in Section 2.10 and any significant book-to-tax adjustments (e.g. wash sales and foreign currency gain/loss reclassifications) as mutually agreed;

2.12
Upon the request of the Trust, estimate net investment income of each Fund from the date of the distribution made to satisfy each Fund’s excise requirements (typically in early December of each year, but not prior to November 1 of each year) through December 31 of that fiscal year;

2.13
On a monthly basis as of the last business day of each month, report to the Trust for each of the Funds: the status of each Fund as a regulated investment company under Sub-chapter M of the IRC (including diversification, qualified income, and income distribution);

2.14
Upon the request of the Trust, provide, with respect to each Fund, PFPC’s Lot Selection Methodology Program, identifying tax lots of individual securities, reporting on the potential tax impact of the sale of an asset, and taking into account, to the extent possible, tax attributes unique to each such Fund (e.g., a Fund’s capital loss carryforwards); and

2.15
At the request of the Trust, arrange for officers and employees of the Trust and Matthews to meet in person with officers and employees of PFPC who are responsible for supervising and performing fund accounting, administration and transfer agent services on behalf of the Trust, and such other officers and employees of PFPC semi-annually and as the Trust may reasonably request to review PFPC’s performance of its duties under the Agreement and this Schedule C; and

2.16
On a monthly basis provide statistical reports concerning the accuracy of PFPC’s calculation of each Fund’s net asset value and timing of NASDAQ reporting and such other matters as the parties mutually agree in writing.

3.	Description of Regulatory Administration & Compliance Support Services on a Continuous Basis

3.1	PFPC shall perform the following corporate secretarial services, regulatory administration and compliance support services:

3.1.1	Develop and maintain calendar of annual and quarterly board approvals and SEC filings;

3.1.2
Prepare and coordinate with the Trust and the Trust’s counsel, meeting notices, agendas, and resolutions for quarterly board meetings; attend quarterly meetings and act as recording secretary; make in-person presentations at quarterly meetings where appropriate and requested; and prepare minutes of quarterly meetings;

3.1.3	Maintain corporate records (including notices of meetings, board materials, minutes of meetings and other corporate actions);

3.1.4
Assist with the preparation of (including consulting and coordinating with Trust counsel), and coordinate the filing of the following documents with the SEC on a timely basis in accordance with the rules and regulations of the SEC, the annual update to the Trust’s Registration Statement on Form N-1A, Forms N-CSR, N-Q and N-PX (with the Trust providing the voting records in the format required by PFPC). With respect to each such filing PFPC shall (i) use commercially reasonable efforts to obtain any necessary certifications from the appropriate Trust officers, and (ii) coordinate the relevant Form’s Edgarization and filing with the Trust’s financial printer. Notwithstanding any other provision of this Schedule C or the Agreement, PFPC shall not be responsible for any failure to make a timely filing of any amendment to the Trust’s Registration Statement or any other filing where such failure was caused by the Trust, the financial printer, or another agent of the Trust other than PFPC;

3.1.6	Provide periodic updates on recent relevant regulatory events;

3.1.7	Maintain effective communication with outside counsel and Matthews;

3.1.8	Administratively assist in arranging D&O/E&O insurance and fidelity bond coverage for the Trust;

3.1.9
Promptly provide Trust records requested in connection with any audit, inspection or other action by the SEC or any other governmental or self-regulatory organization to which the Trust is subject, or any other audit, examination or similar event to which the Trust is subject;

3.1.10	Cooperate with the Trust in, and promptly provide Trust records requested in connection with any internal audit or self-examination conducted by the Trust;

3.1.11
Design, implement and maintain compliance policies and procedures (“Compliance Policies”) for fund accounting and administration and transfer agency services that are reasonably designed to detect and prevent violations of the Securities Laws and carry out the provisions of this Agreement by PFPC. The Compliance Policies shall also include policies and procedures related to the maintenance (through both physical and technological means) of the confidentiality of Confidential Information and the use of Confidential Information in securities transactions by PFPC, or its officers, directors, employees or agents. As of the execution of the Agreement, PFPC shall have provided the Trust with summaries of the Compliance Policies. In addition, PFPC shall:

•
At the request of the Trust, present the Compliance Policies (including any material amendments or changes thereto) to the Board of Trustee of the Trust and respond to any questions of the Board of Trustees;

•	Notify the Chief Compliance Officer of the Trust in writing promptly following the adoption of any material change to any Compliance Policy;

•	Promptly notify the Chief Compliance Officer of the Trust, in writing, of any Material Compliance Matter (as defined below);

•	Promptly notify the Chief Compliance Officer of the Trust of any shareholder complaint related to or concerning the Trust, any Fund, or the services performed by PFPC hereunder;

•	Provide the Trust a copy of PFPC’s quarterly certification of PFPC’s adherence to the Compliance Policies;

•
As of the end of each calendar quarter, provide a written report to the Trust signed by an officer in PFPC’s Compliance Support Services group and dated not later than 30 days following the end of the calendar quarter to which it relates;

•
As of the end of each calendar quarter, provide a written certification to the Trust signed by an officer in PFPC’s Compliance Support Services group and dated not later than 30 days following the end of the calendar quarter to which it relates, that the Compliance Policies are in effect and are reasonably designed to detect and prevent violations of the Securities Laws; and either indicating (i) there have been no Material Compliance Matters; or (ii) any Material Compliance Matters have been previously disclosed to the Chief Compliance Officer of the Trust;

•	Promptly provide to the Trust a copy of the results of any external Rule 38(a)-1 examination review engaged by PFPC concerning, among other things, the Compliance Policies.

For purposes of this clause 3.1.11, a Material Compliance Matter shall mean any matter concerning or related to any Compliance Policy, if directly affecting or relating to the Trust or involving or directly related to any service provided by or process utilized by PFPC for the Trust, about which, in PFPC’s good faith view, the Trust would reasonably need to know to oversee the performance of this Agreement by PFPC, including, without limitation, any material (x) violation of the Securities Laws by PFPC, or its officers, directors, or employees; (y) violation of the Compliance Policies or any of the policies and procedures of the Trust; and (z) weakness in the design or implementation of the Compliance Policies.

3.1.12
Arrange for the Trust’s Chief Compliance Officer, legal counsel or other officers and agents to meet with the head of PFPC’s Compliance Support Services group, the appropriate individuals in the line of business with responsibility for compliance with respect to PFPC’s duties in each of fund accounting, administration transfer agent and anti-money laundering, and such other officers, employees and agents of PFPC as the Trust may reasonably request quarterly and otherwise as the Trust may reasonably request to review the Compliance Policies, and their implementation and maintenance;

3.1.13	Provide additional compliance support services on such terms and for such fees as the parties may mutually agree in writing, which may include one or more of the following services:

•	Load the Trust’s and the Trust’s service providers’ policies and procedures onto PFPC’s Compliance Fund Library;

•	Assist in preparing chief compliance officer’s annual written report; and

•	Assist in regulatory/compliance training of portfolio managers and advisory personnel.

3.2
The parties hereto may agree that PFPC shall perform the following special regulatory services on such terms and for such fees as the parties may mutually agree in writing, which may include without limitation:

3.2.1	Assist in new fund and class start-up (to the extent reasonably requested);

3.2.2	Respond to SEC comments, with review by the Trust and Fund counsel, and assist in coordinating SEC audits with the Trust;

3.2.3	Assist in developing compliance guidelines and procedures to improve overall compliance by the Trust and service providers;

3.2.4	Assist in the preparation of proxy material for special meetings for shareholders (including fund merger documents);

3.2.5	Prepare Post-Effective Amendments for special purposes (e.g. new funds or classes, changes in advisory relationships, mergers, restructurings);

3.2.7	Prepare special prospectus supplements where needed; and

3.2.8	Assist in extraordinary non-recurring projects; and such other services as mutually agreed upon by the Trust and PFPC.

All regulatory services are subject to the review and approval of Trust counsel.

4.	Blue Sky Administration

4.1	Sales Data: PFPC will perform the following:

4.1.1	Receive daily sales figures from appropriate entities with PFPC BlueWin System;

4.1.2	Produce daily warning report for sales in excess of pre-determined percentage; and

4.1.3	Analyze sales data to determine trends within certain states.

4.2	Filings: PFPC will produce and mail the following blue sky filings as required:

4.2.1	Initial Filings: Produce all required forms and follow-up on any comments, including notification of SEC effectiveness;

4.2.2	Renewals: Produce renewal documents and mail to states, includes follow-up to determine whether blue sky requirements are in order to continue selling in states;

4.2.3	Sales Report: Produce relevant sales reports for the states and complete necessary documents to properly file sales reports with states;

4.2.4	Annual Report Filings: File copies of all annual reports with states, as required;

4.2.5	Prospectus Filings: File copies of the Trust’s definitive Statement of Additional Information and prospectuses with the states, as required; and

4.2.6	Post-Effective Amendment Filing: File Post-Effective Amendments with the states as required, as well as, any other required documents.

4.3	On demand additional states: PFPC will complete required fillings for any states the Trust adds - this task includes all of the items set forth in Section 4.2.1 above.

4.4	Amendments to current permits: PFPC will file in a timely manner any required amendment to registered share amounts.

4.5	PFPC will update and file hard copy of all required data pertaining to individual state permits.

4.6	Consulting and Analysis: PFPC will supply the most current fee structure for each state and aid in the Trust in its efforts to minimize the amount of money spent on Blue Sky registration.

4.7
Notwithstanding anything to the foregoing in this Section 4, PFPC’s responsibility to make a particular filing is contingent on PFPC’s timely receipt in advance of such filing, as applicable, notification, filing fees, required data, and the requisite number of copies of each document (i.e. definitive prospectuses) requested by PFPC (to the extent such documents are required to effect the relevant filing).

5.	Description of Transfer Agency Services

5.1	Services Provided on an Ongoing Basis. PFPC shall perform the following services on and ongoing basis, if applicable:

5.1.1	Calculate 12b-1 payments;

5.1.2	Maintain shareholder registrations;

5.1.3	Review new applications and correspond with shareholders to complete or correct information;

5.1.4	Direct payment processing of checks or wires;

5.1.5	Prepare and certify stockholder lists in conjunction with proxy solicitations;

5.1.6	Prepare and mail to shareholders confirmation of activity;

5.1.7	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

5.1.8	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

5.1.9	Provide periodic shareholder lists and statistics to the Trust;

5.1.10	Provide detailed data for underwriter/broker confirmations;

5.1.11	Prepare periodic mailing of year-end tax and statement information;

5.1.12	Notify on a timely basis Matthews, the Trust’s fund accountant, and the Custodian of purchase, redemption and exchange transactions for each Fund;

5.1.13	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

5.1.14	Accept and post daily Share purchases and redemptions; and

5.1.15	Accept, post and perform shareholder transfers and exchanges.

5.2
Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Trust’s prospectus, once PFPC receives: (i) a purchase order in completed proper form; (ii) proper information to establish a shareholder account; and (iii) confirmation of receipt or crediting of funds for such order to the Custodian.

5.3	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

5.3.1
All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Trust’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary;

5.3.2
PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption;

5.3.3
When Shares are redeemed, PFPC shall deliver to the Custodian and the Trust or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Trust and Shares attributed to individual accounts;

5.3.4
PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Trust;

5.3.5
When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer; and

5.3.6
PFPC shall not process or effect any redemption requests with respect to Shares of a Fund after receipt by PFPC of notification of the suspension of the determination of the net asset value of the Fund; provided that PFPC shall be afforded a reasonable time to act after receipt of any such notification.

5.4
Dividends and Distributions. Upon receipt of a resolution of the Trust’s Board of Trustees authorizing the declaration and payment of dividends and distributions or written instructions from the Trust or Matthews, PFPC shall issue dividends and distributions declared by the Trust in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Trust’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Trust’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

5.5	Shareholder Account Services.

5.5.1	PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

•	Any pre-authorized check plan; and

•	Direct purchases through broker wire orders, checks and applications.

5.5.2.	PFPC may arrange, in accordance with the prospectus, for shareholder’s:

•	Exchange of Shares for shares of a Fund with which a Fund has exchange privileges;

•	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

•	Redemption of Shares from an account with a check writing privilege.

5.6	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Trust to its shareholders, including:

•	Reports to shareholders;

•	Confirmations of purchases and sales of Shares;

•	Monthly or quarterly statements;

•	Dividend and distribution notices; and

•	Tax form information.

5.7	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

•	Name, address and United States Tax Identification or Social Security number;

•	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

•	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

•	Any stop or restraining order placed against a shareholder’s account;

•	Any correspondence relating to the current maintenance of a shareholder’s account;

•	Information with respect to withholdings; and

•	Any information required in order for PFPC to perform any calculations required by this Agreement.

5.8
Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A certificate shall be cancelled and book shares issued only upon:

•	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

•	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

5.9
Shareholder Inspection of Share Records. Upon a request from any Trust shareholder to inspect share records, PFPC will notify the Trust and the Trust will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Trust’s instructions, the Trust agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Trust’s share records.

5.10
Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Trust to reduce the total amount of outstanding shares by the number of shares surrendered by the Trust.

5.11
Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

5.11.1	Documentation of search policies and procedures;

5.11.2	Execution of required searches;

5.11.3	Tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

5.11.4	Preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, PFPC shall have no responsibility for any escheatment services.

5.12	Retirement Plans.

5.12.1
In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403 (b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Trust for which contributions of the Trust’s shareholders (the “Participants”) are invested solely in Shares of the Trust, PFPC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)
Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participating/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

5.12.2	PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Trust.

5.12.3
With respect to the Retirement Plans, PFPC shall provide the Trust with the associated Retirement Plan documents for use by the Trust and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

5.13
Print mail. The Trust hereby engages PFPC as its print/mail service provider with respect to those items and for such fees as set forth on the then-current fee letter, and with respect to such other items, if any, and for such fees as the parties may mutually agree in writing.

6.	Anti-Money Laundering

To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of shareholders in the Trust consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities (“AML Procedures”); (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering and terrorist financing activities. Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

The following is a general description of the anti-money laundering services that the Trust has delegated to PFPC and PFPC agrees to implement and operate on behalf of the Trust in accordance with the AML Procedures pertaining to the delegated services below:

A.
Purchase Transactions. PFPC shall reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Trust’s cash and cash equivalent requirements as agreed from time to time by PFPC and the Trust.

B.
Monitoring Transactions to Detect Potentially Suspicious Activity. Monitoring shareholder transactions to detect potentially suspicious activity with notification to Trust of activity requiring further review by the Trust to cause compliance with suspicious activity or Form 8300 reporting obligations. The Trust shall be responsible for all filing and reporting obligations related to any activity notified to the Trust.

C.
Government List Match Screening. In connection with the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals (“OFAC List”) and list of countries which OFAC imposes sanctions (“Sanctioned Countries”, together with the OFAC List, “Government Restrictions List”), PFPC shall maintain a database of SDNs and Sanctioned Countries (the “PFPC OFAC Database”), update the PFPC OFAC Database as OFAC issues updates to the Government Restrictions List, and conduct a matching routine between PFPC OFAC Database and any new shareholder account, existing shareholder account that has had a change to the name or address fields, or funds transfers.

D.
FinCEN 314(a) Requests. Upon receipt of a FinCEN 314(a) request (a “314(a) Request”) from the Trust, PFPC shall use its Government Restrictions List matching technology to compare the entries on the 314(a) Request to shareholder records maintained for the Trust. Based on this comparison, PFPC shall provide the Trust with a list of shareholder records which appear to match the 314(a) Request entries. Trust is responsible for evaluating potential matches and making notification to FinCEN.

E.
USA PATRIOT Act Section 311 “Special Measures” and Section 312 “Due Diligence”. PFPC shall implement measures to screen entities that have been designated by the U.S. Secretary of Treasury for “special measure” orders under Section 311; and shall implement and operate a due diligence program under Section 312 that includes appropriate, specific, risk-based policies, procedures and controls to detect and report instances of money laundering conducted through or involving any correspondent account established, maintained, administered or managed by the Trust for a “foreign financial institution”.

7.	CIP Services

7.1	To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

7.1.1
Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

7.1.2
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer before or promptly after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform additional due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

7.1.3	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131 (b)(3).

7.1.4	Regularly report to the Trust about measures taken under Sections 7.1.1 and 7.1.3 above.

7.1.5
If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Trust’s CIP.

7.1.6	Set forth on a separate fee schedule compensation amounts due for these CIP Services.

7.2
Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant regulation.

8.	General Acknowledgement

The Trust acknowledges and agrees that, notwithstanding the delegation of the anti-money laundering and Customer Identification Program services herein, the Trust maintains full responsibility for ensuring its compliance with the applicable anti-money laundering and customer identification program laws, and, therefore, must monitor the operation and effectiveness of the anti-money laundering services and the Customer Identification Program conducted on behalf of the Trust. Changes to AML Procedures and the procedures to implement the Customer Identification Program shall be implemented at PFPC's sole discretion. Special procedures on behalf of the Trust may be implemented for an additional fee to be agreed upon. PFPC has provided the Trust with a copy of the AML Procedures and Customer Identification Program procedures documents, and will provide the Trust with all amendments thereto.

SCHEDULE D

SECURITY VALUATION PROCDEDURES

For purposes of calculating the NAV of any Fund, calculating the performance of any Fund, calculating any asset-based fee payable by any Fund, or making any asset-based related calculation hereunder or providing any information related to the value of any security or other asset of any Fund, PFPC agrees to value such security or other asset in accordance with the provisions of (i) this Schedule D and (ii) the Pricing Policies of the Trust as such have been mutually agreed in writing by PFPC (as they may be amended or supplemented from time to time).

Unless the Trust directs PFPC otherwise by Written Instructions, the Trust hereby authorizes and instructs PFPC to: (a) receive from the Fair Value Pricing Vendor, and Matthews Fair Value Prices (in a format reasonably required by PFPC) for each of the Funds and (b) use such Fair Value Prices that PFPC receives by the Cut-Off Time (as defined in Schedule D) in all calculations based on or relating to the value of the assets of a Fund (including, for example, calculation of net asset values, performance and fees) for the Funds.

PFPC shall provide or make available to the Trust and Matthews reports, worksheets and other information relating to the valuation of assets held by the Funds and the calculation of each Fund’s net asset value at such times as the Trust or Matthews may reasonably request.

1. Valuation of Portfolio Securities. The Pricing Policies require that the securities of the Funds be valued at their last sale price on the principal exchange or over-the-counter market for each respective security. To facilitate PFPC’s valuation of the securities of the Funds at such prices, the Trust has entered into an agreement with the Primary Pricing Vendor and may enter into agreements with one or more Secondary Pricing Vendors for the provision of pricing information and Fair Value Prices to PFPC in accordance with the Trust’s Pricing Policies.

The Trust hereby authorizes and directs PFPC to: (a) receive from the Primary Pricing Vendor security valuation information, including Fair Value Prices (in a format reasonably required by PFPC) for each of the Funds and (b) except as set forth in this Schedule D, or as otherwise be directed by the Trust in an Oral Instruction or a Written Instruction, to value each security held by a Fund at the last sale price on the principal exchange or over-the-counter market for each such respective security as provided to it by the Primary Pricing Vendor. Except as provided in the Agreement or this Schedule D, PFPC shall have no obligation to verify the accuracy or fairness of any price provided by any Pricing Vendor or any Fair Market Price.

1.	Notwithstanding the foregoing, PFPC shall value a security at:

1.1.	With respect to non-equity securities, in accordance with the Pricing Policies.

1.2.	With respect to any equity security for which the Primary Pricing Vendor does not supply a last sale price, as directed by the Trust in an Oral Instruction or a Written Instruction.

1.3.	The mean between the last available bid and asked price if not last sale price is available.

1.4.
With respect to non-U.S. equity securities, at the Fair Value Price (subject to the conditions set forth in the Pricing Policies) provided by the Fair Value Pricing Vendor (or calculated by PFPC using a factor supplied by the Fair Value Pricing Vendor) for applicable securities (except as otherwise instructed by the Trust in an Oral Instruction or a Written Instruction) when a Pricing Trigger (as defined in the Pricing Policies, communicated to PFPC from time to time and calculated in the manner described in the Pricing Policies) has increased or decreased by an amount equal to or greater than an applicable Threshold (as defined in the Pricing Policies), in absolute value without rounding, and a Fair Value Price for that security for that date are received by PFPC in accordance with the Pricing Policies. For purposes of this paragraph, a security issued by a non-U.S. entity but held by a Fund in the form of an American Depositary Receipt is deemed to be a U.S. equity security.

1.5.	At the Fair Market Price provided by a Primary Pricing Vendor, a Secondary Pricing Vendor, or the Trust, upon an Oral Instruction or a Written Instruction from the Trust.

2.	Calculation of Triggers.

On each day that the Net Asset Value for a Fund is calculated, PFPC will calculate each Pricing Trigger and determine whether any Pricing Trigger has increased or decreased by an amount equal to or greater than the Threshold in absolute value without rounding, all in the manner and at the times set forth in the Pricing Policies. PFPC shall confirm each such calculation promptly with the Trust.

The Trust has instructed or will instruct the Primary Pricing Vendor to provide Fair Value Prices to PFPC each business day prior to 5:15 p.m. Eastern Time.

The Trust may change the level of any Threshold by providing PFPC with at least five (5) business day’s written notice.

3.	Changing Pricing Vendors.

Prior to entering into an agreement with any other person to act as Primary or Secondary Pricing Vendor, the Trust will notify PFPC, and the parties will work together to determine, as between the Trust and PFPC, the terms and fees under which a different Pricing Vendor would be acceptable to both parties; provided, however, that the Trust at no time will be required to obtain the consent of PFPC if it wishes to select a different Pricing Vendor.

4.	Review Process.

PFPC shall provide or make available to the Trust and Matthews reports, worksheets and other information relating to the valuation of assets held by the Funds and the calculation of each Fund’s net asset value at the times and in the forms set forth below:

•	daily foreign exchanges rates

•	daily market value of each security position

•	daily trial balance

PFPC represents and warrants that, as of the date it has executed this Agreement, it has adopted and implemented policies and procedures to review prices received from the Primary Pricing Vendor and any Secondary Pricing Vendor for reasonableness, including policies and procedures that are reasonably designed to (i) check that prices provided are for the proper security (as identified by CUSIP, ISIN or another similar code broadly used in the financial markets); (ii) check that prices provided by any Pricing Vendor are from the correct pricing source; (iii) cause PFPC personnel to promptly notify the Trust when a Pricing Vendor has not provided a price for any security held by a Fund; (iv) cause PFPC personnel to promptly notify the Trust when any security held by a Fund provided by a Pricing Vendor has not changed for 3 or more business days; and (v) cause PFPC personnel to promptly notify the Trust when any security held by a Fund has been the subject of a dividend, stock split or other corporate action.

The Trust understands and agrees that PFPC will not be able to employ its standard review process to Fair Value Prices and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any Fair Value Prices except as set forth in Schedule D. Except as set forth in Schedule D, PFPC shall have no responsibility for verifying the accuracy and reasonableness of Fair Value Prices or the appropriateness of the Funds’ use of Fair Value Prices, regardless of any efforts of PFPC in this respect. The Trust acknowledges that any determination to use any Fair Value Price is the responsibility of the Trust and not PFPC

5.	Periodic Reporting.

PFPC shall provide the Trust with (i) a report identifying the number of days that Fair Value Prices were utilized during the last quarter; and (ii) such other reports as the Trust may reasonably request.

SCHEDULE E

Data Repository and Analytics Suite

1.	PFPC Services. PFPC will:

(a)
Provide Internet access to PFPC’s data repository and analytics suite at www.pfpcdatapath.com or other site operated by PFPC (the “Site”) for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the Authorized Users, as specified on Schedule G, with a logon ID and Password;

(c)
Provide to Authorized Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately.

(d)
Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Trust promptly of any malfunctions or service interruptions.

2.	Duties of the Fund and the Users. The Trust and the Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

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(b)
Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Internet Disclaimer.

The Trust acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Trust agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC’s Standard of Care.

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SCHEDULE F

COMPLIANCE SUPPORT SERVICES

I. Base Compliance Support Services

Description	Frequency
Provide compliance policies and procedures for fund accounting and administration and transfer agency services, summary procedures thereof, and a related certification letter.	Annually, with interim updates on an as-needed basis.

II. Elective Compliance Support Services*

Compliance Policies and Procedures Support

Description	Frequency
Load Trust’s and Trust’s service providers’ policies and procedures, summaries of those policies and procedures and related documents onto PFPC’s Compliance Fund Library, a secure web-based program featuring search capabilities and 24/7 access by the Trust’s management and Board members.

Initial set up and first year maintenance per registrant Annual service thereafter
Assist in preparing the Trust’s CCO’s annual written report to the Board regarding operation of the Trust’s policies and procedures and those of its service providers.	Annual service
Present various aspects of the compliance policies and procedures of PFPC’s lines of business to the Trust’s Board and respond to related questions.	Per meeting

*Note: Elective services are subject to additional fees.

Chief Compliance Officer Support

Description	Frequency
Meet quarterly with the Trust’s CCO on regulatory issues and industry best practices, and provide written quarterly updates. (Includes quarterly written regulatory updates described below.)	Group meetings with other CCOs per quarter One-on-one meetings at PFPC or your location per quarter
Provide written updates on regulatory matters to the Trust’s CCO both on an ad hoc basis (as regulatory events occur) and on a quarterly basis.	Per quarter
Provide quarterly review with the Trust’s CCO, both upon appointment and thereafter, of PFPC’s operations for the period related to the Trust.	Per quarterly meeting

Additional Rule 38a-1 Support Services

Description	Frequency
Assist in training portfolio managers and other advisory personnel on Rule 38a-1 and other regulatory/compliance issues.	Annually; includes two full-day sessions.
Prepare PFPC’s quarterly “report card,” offering a self-assessment of PFPC’s adherence to PFPC’s compliance policies and procedures as the Trust’s service provider. Other forms of customized reporting (e.g., statistical reporting on such matters as NAV accuracy) are also available.
Per customized report

Suite of Services

Compliance support services package (Includes all services listed above)

PFPC’s compliance support services are intended to assist in meeting the Trust’s regulatory needs and are not legal advice. All services or documents that could be construed as legal advice are subject to fund counsel review. Finally, all services performed by PFPC will be at the request and direction of the Trust and its CCO.

SCHEDULE G

AUTHORIZED PERSONS

Officers of the Trust:

Name	Title
Mark W. Headley	President
John P. McGowan	Secretary, Vice President
Shai Malka	Treasurer
Andrew T. Foster	Vice President
Manoj K Pombra	Chief Compliance Officer

Other Authorized Persons:

Name	Scope of Authority

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